EXHIBIT 3.3

                    CHARTER OF THE ASSOCIATION IN STOCK FORM








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                              FEDERAL STOCK CHARTER

                             FIRST ROBINSON SAVINGS
                                 AND LOAN, F.A.


         SECTION 1. Corporate title. The full corporate title of the savings association is "First Robinson Savings and Loan, F.A."

         SECTION 2. Office. The home office of the savings association shall be located at 501 East Main Street, Robinson, Crawford County, State of Illinois.

         SECTION 3. Duration. The duration of the savings association is perpetual.

         SECTION 4. Purpose and powers. The purpose of the savings association is to pursue any or all of the lawful objectives of a federal savings and loan association chartered under section 5 of the Home Owners' Loan Act and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("Office").

         SECTION 5. Capital stock. The total number of shares of all classes of the capital stock which the savings association has the authority to issue is two million five hundred thousand (2,500,000), of which two million (2,000,000) shall be common stock of par value of $.01 per share, and of which five hundred thousand (500,000) shall be serial preferred stock of par value $.01 per share. The shares may be issued from time to time as authorized by the board of directors without further approval of stockholders, except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the savings association. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor, or services actually performed for the savings association or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the savings association, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the savings association which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

         Except for shares issuable in connection with the conversion of the savings association from the mutual to the stock form of organization, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the savings association other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.


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         Nothing contained in this Section 5 (or in any  supplementary  sections hereto) shall entitle the holders of any class of a series of capital stock to vote as a separate class or series or to more than one vote per share, except as to the cumulation of votes for the election of directors: Provided, That this restriction on voting separately by class or series shall not apply:

            (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

           (ii) To any provision which would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the savings association with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the savings association if the preferred stock is exchanged for securities of such other corporation: Provided, That no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Office, the Federal Deposit Insurance Corporation or the Resolution Trust Corporation;

          (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving savings association in a merger or consolidation for the savings association, shall not be considered to be such an adverse change.

         A description of the different classes and series (if any) of the savings association's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class and series (if any) of capital stock are as follows:

         A.  Common  stock.  Except  as  provided  in this  Section 5 (or in any supplementary sections thereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as to the cumulation of votes for the election of directors.

         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund, or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

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         In the event of any  liquidation,  dissolution,  or  winding  up of the savings association, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the savings association available for distribution remaining after:
(i) Payment or provision for payment of the savings association's debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the savings association. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

         B. Preferred Stock. The savings association may provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

         (a) The distinctive serial designation and the number of shares constituting such series;

         (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

         (c) The voting powers, full or limited, if any, of shares of such series;

         (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which such shares may be redeemed;

         (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the savings association;

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         (f)      Whether  the shares of such  series  shall be  entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

         (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the savings association and, if so, the conversion price(s), or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

         (h) The price or other consideration for which the shares of such series shall be issued; and

         (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

         Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

         The board of directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series, and, within the limitations set forth in this section and the remainder of this charter, fix and determine the relative rights and preferences of the shares of any series so established.

         Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the board of directors, the savings association shall file with the Secretary to the Office a dated copy of that supplementary section of this charter established and designating the series and fixing and determining the relative rights and preferences thereof.

         SECTION 6. Preemptive rights. Holders of the capital stock of the savings association shall be entitled to preemptive rights with respect to any shares of the savings association which may be issued.

         SECTION 7. Liquidation account. Pursuant to the requirements of the Office's regulations (12 C.F.R. Subchapter D) the savings association shall establish and maintain a liquidation account for the benefit of its savings account holders as of September 30, 1994 ("eligible savers"). In the event of a complete liquidation of the savings association, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the savings association's eligible saver's inchoate interest in the liquidation account,

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to the  extent it is still in  existence:  Provided,  that an  eligible  saver's inchoate  interest in the  liquidation  account  shall not entitle such eligible
saver  to  any  voting   rights  at  meetings   of  the  savings   association's
stockholders.

         SECTION 8. Certain provisions applicable for five years. Notwithstanding anything contained in the savings association's charter or bylaws to the contrary, for a period of five years from the date of completion of the conversion of the savings association from mutual to stock form, the following provisions shall apply:

         A. Beneficial ownership limitation. No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the savings association. This limitation shall not apply to a transaction in which the savings association forms a holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements under Section 574.3(c)(1)(vi) of the Office's regulations.

         In the event shares are acquired in violation of this Section 8, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.


         For purposes of this Section 8, the following definitions apply:

         (1) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, a savings association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the savings association.

         (2) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

         (3) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

         (4) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

         B. Cumulative voting limitation. Stockholders shall not be permitted to cumulate their votes for election of directors.

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         C. Call for special meetings. Special meetings of stockholders relating to changes in control of the savings association or amendments to its charter shall be called only upon direction of the board of directors.

         SECTION 9. Directors. The savings association shall be under the direction of a board of directors. The authorized number of directors, as stated in the savings association's bylaws, shall not be fewer than five nor more than fifteen.

         SECTION 10. Amendment of charter. Except as provided in Section 5, no amendment, addition, alteration, change or repeal of this charter shall be made, unless such is first proposed by the board of directors of the savings association, then preliminarily approved by the Office, which preliminary approval may be granted by the Office pursuant to regulations specifying preapproved charter amendments, and thereafter approved by the stockholders by a majority of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change, or repeal so acted upon shall be effective upon filing with the Office in accordance with regulatory procedures or on such other date as the Office may specify in its preliminary approval.

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                                                     FIRST ROBINSON SAVINGS AND
                                                     LOAN, F.A.




ATTEST:  __________________________                  By:________________________
                 Secretary                                   President



                                                   OFFICE  OF THRIFT SUPERVISION



ATTEST:  ___________________________                 By:________________________
           Secretary of the Office                      Director of the Office
                                                        of Thrift Supervision


Declared effective this _____________ day of ___________________, 1997.




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